UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2022

Digerati Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or other jurisdiction of incorporation)

Nevada	001-15687	74-2849995
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

825 W. Bitters, Suite 104, San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 614-7240

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2022, Digerati Technologies, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company has the right, but not the obligation, to direct Peak One to purchase up to $5.0 million (the “Maximum Commitment Amount”) of shares of the Company’s common stock, $0.001 par value per share, in multiple tranches. Further, under the Agreement and subject to the Maximum Commitment Amount, the Company has the right, but not the obligation, to submit Put Notices (as defined in the Agreement) to Peak One to purchase shares of our common stock (i) in a minimum amount of not less than $20,000 and (ii) in a maximum amount of up to the lesser of (a) $250,000 or (b) 250% of the Average Daily Trading Value (as defined in the Agreement) of the common stock. Although the transaction documents are dated August 11th, they were entered into on August 15th following the approval of the Company’s Board of Directors.

Pursuant to the Agreement, the Company agreed, among other things, to file a registration statement registering the shares of common stock issuable to Peak One under the Agreement for resale (the “Registration Statement”) with the Securities and Exchange Commission within 30 calendar days of the date of the Agreement, as more specifically set forth in the Registration Rights Agreement.

The obligation of Peak One to purchase shares of our common stock pursuant to the Agreement ends on the earlier of (i) the date on which Peak One shall have purchased shares of common stock pursuant to the Agreement equal to the Maximum Commitment Amount, (ii) 24 months after the date of the Agreement (August 11, 2024), (iii) written notice of termination by the Company to Peak One (subject to certain restrictions set forth in the Agreement), (iv) the date that the Registration Statement is no longer effective after the initial effective date of the Registration Statement, or (v) the date that the Company commences a voluntary case or any person or entity commences a proceeding against the Company pursuant to or within the meaning of federal or state bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, the price that Peak One will pay to purchase the shares of common stock that it is obligated to purchase under the Agreement shall be 88% of the Market Price, which is defined as the lesser of (i) the lowest closing price of our common stock during the 10 trading day-period preceding the date on which we deliver the applicable Put Notice to Peak One or (ii) the lowest closing bid price of the common stock on the principal trading market for the common stock (currently, the OTC Markets’ OTCQB Venture Market) for any trading day during the seven trading days following the date on which Peak One receives the shares of common stock it is purchasing in its brokerage account (which will be within two trading days of the date that the Put Notice is deemed delivered in accordance with the Agreement).

The Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements, and conditions to completing future sale transactions, indemnification rights, and obligations of the parties. Among other things, Peak One represented to the Company, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended).

The foregoing descriptions of the Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Equity Purchase Agreement by and between Digerati Technologies, Inc., and Peak One Opportunity Fund, L.P., dated as of August 11, 2022
10.2	Registration Rights Agreement, by and between Digerati Technologies, Inc., and Peak One Opportunity Fund, L.P., dated as of August 11, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2022	Digerati Technologies, Inc.

	By:	/s/ Antonio Estrada Jr.
Antonio Estrada Jr.,
Chief Financial Officer

2